PROSPECTUS and	PRICING SUPPLEMENT NO. 3
PROSPECTUS SUPPLEMENT, each	Dated June 19, 2017
Dated April 7, 2017	Registration Statement No. 333-217193
Filed Pursuant to Rule 424(b)(2)

U.S. $23,050,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES G

Due 9 Months or More from Date of Issue

$300,000,000 2.650% Fixed Rate Senior Notes Due June 24, 2024

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series G remaining prior to this issuance, representing the $27,000,000,000 initial program amount reduced by $450,000,000 of Floating Rate Senior Medium-Term Notes and $500,000,000 of 1.950% Senior Medium-Term Notes to be issued on June 22, 2017 and by $3,000,000,000 designated for issuance pursuant to the Issuer’s InterNotes® program described in the prospectus supplement for such program filed with Registration Statement No. 333-217193.

CUSIP / ISIN:	24422ETT6 / US24422ETT63

Date of Issue:	June 22, 2017

Maturity Date:	June 24, 2024

Principal Amount:	$300,000,000

Price to Public:	99.809% plus accrued interest from June 22, 2017

Interest Payment Dates:	Semi-annually on June 24 and December 24, commencing on December 24, 2017 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.650% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Deutsche Bank Securities Inc.	$90,000,000
HSBC Securities (USA) Inc.	90,000,000
J.P. Morgan Securities LLC	90,000,000
BNP Paribas Securities Corp.	10,000,000
Loop Capital Markets LLC	10,000,000
U.S. Bancorp Investments, Inc.	10,000,000
Total	$300,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.389% plus accrued interest from June 22, 2017.